Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

(amended as of February 15, 2017)

Name	Fee Rate
JPMorgan Core Focus SMA Fund (effective upon the effectiveness of the Fund’s registration statement)**	N/A
JPMorgan Flexible Long/Short Fund *(name change from JPMorgan Flexible Credit Long/Short Fund effective 5/18/16)	0.50%
JPMorgan High Yield Opportunities Fund *	0.60%
JPMorgan Municipal SMA Fund (effective upon the effectiveness of the Fund’s registration statement)**	N/A
JPMorgan SmartSpending 2050 Fund (effective upon the effectiveness of the Fund’s registration statement)**	0.35%
JPMorgan Ultra Short Municipal Fund*	0.15%
JPMorgan Value Plus Fund*	0.75%

*	Initial term continues until October 31, 2017.
**	Initial term continues until October 31, 2018.

*            *             *            *            *

JPMORGAN TRUST IV	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	By:

Name:	Name:

Title:	Title: